UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 25, 2014

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

4053 Clough Woods Dr. Batavia, Ohio	45103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, Multi-Color Corporation (the “Company”) announced internal promotions to create two Chief Operating Officers (COO’s), effective from April 1, 2014.

Multi-Color has promoted Floyd Needham as Global COO for its Consumer Product Goods markets and Vadis Rodato as Global COO for its Wine & Spirit markets.

Mr. Needham, age 45, has been with Multi-Color for 7 years, the last 5 years as President for North America Consumer Products and the prior 2 years as Vice President Sales for North America Consumer Products.

Mr. Rodato, age 53, has been with Multi-Color/Collotype for 19 years, the last 10 years as President of Asia-Pacific Wine & Spirit and the prior 2 years as President of North America Wine & Spirit.

On February 25, 2014, the Company and Mr. Needham entered into an Employment Agreement, effective as of April 1, 2014 (the “Needham Agreement”). The Needham Agreement continues until terminated in accordance with its terms. Mr. Needham’s employment under the Needham Agreement may be terminated at will, at any time, by the Company or Mr. Needham, with or without cause.

Also on February 25, 2014, the Company and Mr. Rodato entered into an Employment Agreement, effective as of April 1, 2014 (the “Rodato Agreement” and, collectively with the Needham Agreement, the “COO Agreements”). The Rodato Agreement continues until terminated in accordance with its terms. Mr. Rodato’s employment under the Rodato Agreement may be terminated at will, at any time, by the Company or Mr. Rodato, with or without cause.

Each of the COO Agreements provides for:

•	An annual base salary of $500,000, subject to annual review by the Compensation and Organization Development Committee of the Board of Directors (the “Compensation Committee”);

•	Eligibility to participate in the Company’s annual management incentive compensation program, with a bonus target of 50% of annual base salary and a bonus range between 25% and 75% of annual base salary;

•	A stock option award of 7,500 options;

•	Eligibility to participate in all savings and retirement plans to the extent applicable generally to other executives of the Company, including 401(k) retirement savings;

•	Eligibility to participate in the Company’s welfare, fringe, incentive and other similar benefit plans to the extent applicable generally to other executives of the Company; and

•	A monthly automobile allowance.

Each of the COO Agreements also includes the following terms:

If the COO’s employment is terminated by the Company for any reason other than for Cause and death or Disability; or by the COO for Good Reason:

•	The Company will pay the COO’s annual base salary through the date of termination;

•	The Company will pay to the COO any previously deferred compensation and any other non-qualified benefit plan balances in accordance with the terms of deferral or the other non-qualified plan;

•	The Company will pay an amount equal to one times the COO’s annual base salary to the COO, paid in accordance with the Company’s regular payroll processing cycle, subject to the provisions of the COO Agreements related to the Separation Pay Exemption Amount;

•	Except as prohibited in the applicable option/incentive plans, all outstanding stock option and restricted stock awards held by the COO will become immediately exercisable and/or vested; and

•	The Company will continue to provide the benefits to COO and/or the COO’s family that would have been provided to them in accordance with the Company’s welfare plans, programs, practices and policies for a period of one year after the date of termination per the Needham Agreement and for a period of 30 days after the date of termination per the Rodato Agreement, or such longer period as may be provided in the applicable plan (subject to offset by benefits provided by any subsequent employment).

Each of the COO Agreements also includes confidentiality and non-competition covenants.

The Rodato Agreement also includes the following terms:

•	The Company will reimburse Mr. Rodato for reasonable out-of-pocket costs and expenses to transport Mr. Rodato, his spouse and their household goods to Batavia, Ohio;

•	If Mr. Rodato’s employment is terminated by the Company for Cause or for any reason other than for Cause and death or Disability; or by Mr. Rodato for Good Reason or without Good Reason, the Company will reimburse Mr. Rodato for reasonable out-of-pocket costs and expenses to return Mr. Rodato, his spouse and their household goods to Australia.

The foregoing description of the COO Agreements does not purport to be complete and is qualified in its entirety by reference to such agreements, which shall be filed as exhibits to the Company’s Form 10-K for the fiscal year ending March 31, 2014 and are incorporated into this Item 5.02 by reference. Capitalized terms not defined above have the meaning ascribed to them in the relevant agreement.

A copy of the press release announcing Mr. Needham’s and Mr. Rodato’s appointments is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

Date: March 3, 2014	By:	/s/ Sharon E. Birkett
Name: Sharon E. Birkett
Title: Vice President, Chief Financial and
Accounting Officer, Secretary